Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-4 No. 333-298599) and related Prospectus of Cadeler plc, formerly known as Cadeler Limited, and to the incorporation by reference therein of our reports dated March 24, 2026, with respect to the consolidated financial statements of Cadeler A/S, and the effectiveness of internal control over financial reporting of Cadeler A/S, included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark
September 14, 2026